                                                                    Exhibit 3(a)

                                                                       Illegible

                           CERTIFICATE OF ADOPTION OF
                      AMENDED ARTICLES OF INCORPORATION 0F
                                   LESCO, INC.

          Robert F. Burkhardt, President, and Daniel G. Dunstan, Secretary, of LESCO, INC., an Ohio corporation (the "Company"), with its principal office located in Rocky River, Cuyahoga County, Ohio, do hereby certify that:

          1. On May 1, 1984, at a meeting duly called and held, the following resolution was duly adopted by the affirmative vote of the holders of shares entitled to exercise two-thirds of the voting power of the Company:

          RESOLVED, that the Amended Articles of Incorporation of LESCO, INC. (the "Company"), in the form presented to this meeting be, and the same are hereby, adopted as the Amended Articles of Incorporation of the Company to supersede and take the place of the existing Articles of Incorporation of the Company and all amendments thereto.

          2. Attached hereto is a true and correct copy of the Amended Articles of Incorporation referred to in the resolution set forth in paragraph 1 above.

          IN WITNESS WHEREOF, said Robert F. Burkhardt, President, and Daniel G. Dunstan, Secretary, of LESCO, INC., have hereunto subscribed their names this 1st day of May, 1984.


                                        /s/ Robert F. Burkhardt
                                        ----------------------------------------
                                        President


                                        /s/ Daniel G. Dunstan
                                        ----------------------------------------
                                        Secretary

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                   LESCO, INC.

     FIRST: The name of the Corporation shall be LESCO, Inc.

     SECOND: The place in the State of Ohio where the Corporation's principal office is to be located is the City of Rocky River in Cuyahoga County.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH: The number of shares which the Corporation is authorized to have outstanding is 5,000,000, of which 500,000 shares are Preferred Shares without par value and 4,500,000 are Common Shares without par value. The shares of each class shall have the following express terms:

          Section 1. Preferred Shares. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of Preferred Shares, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Shares or any series thereof. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

          A. the division of such shares into series and the designation, and authorized number of shares of each series,

          B.   the dividend rate,

          C. the dates of payment of dividends and the dates from which they are cumulative,

          D.   liquidation price,

          E.   redemption rights and price,

          F.   sinking fund requirements,

          G.   conversion rights, and

          H.   restrictions on the issuance of such shares.

     Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Ohio as may be required by law including, without limitation, an amendment to these Amended Articles of Incorporation.

          Section 2. Common Shares. The Common Shares shall be subject to the express terms of the Preferred Shares and any series thereof. Each Common Share shall be equal to every other Common Share.

          Section 3. Voting Rights. Except as otherwise provided in these Amended Articles of Incorporation or required by law, the holders of record of Preferred Shares of any series and the holders of record of Common Shares, voting as a single class, shall be entitled to one vote for each share on all matters submitted to the shareholders, subject to the right of the Board of Directors to fix a record date for the determination of shareholders entitled to notice of and to vote at any meeting.

          Section 4. Preemptive Rights. No holder of any shares of the Corporation of any class shall be entitled as such, as a matter of right, to purchase, subscribe for or receive or otherwise acquire or purchase any new or additional shares of any class or securities convertible into shares of the Corporation of any class whatsoever or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares of the Corporation; whether now or hereafter authorized or whether issued for cash or property or by way of dividend, except such rights of subscription or purchase, if any, for such considerations and upon such terms and conditions as the Board of Directors from time to time may determine.

          Section 5. Split of Outstanding Common Shares. Each of the Common Shares, without par value, of the Corporation issued and outstanding at the time these Amended Articles of Incorporation become effective is hereby changed into eight Common Shares, without par value, of the Corporation.

     FIFTH: Except as otherwise provided in these Amended Articles of Incorporation or the Code of Regulations of the Corporation, notwithstanding any provisions in Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, now or hereafter in effect, requiring for any purpose the vote, consent, waiver, or release of the holders of a designated proportion (but less than all) of the shares of the Corporation or of any particular class or classes of shares, as the case maybe, the vote, consent, waiver, or release of the holders of record of shares entitling them to exercise a majority of the voting power of the shares of the Corporation or of any class or classes of shares, as the case may be, shall be required and sufficient for any such purpose, except that the affirmative vote of the holders of record of shares entitling them to exercise two-thirds of the voting power of the shares of the Corporation shall be required to amend, alter, change or repeal Article SIXTH of these Amended Articles of Incorporation or the provisions of this Article FIFTH dealing with the amendment, alteration, or repeal of Article SIXTH.

     SIXTH: The affirmative vote of the holders of record of shares entitling them to exercise two-thirds of the voting power of the shares of the Corporation and the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of those shares of the Corporation which are not held or beneficially owned by a "Related Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Related Person; provided, however, that the afore- said two-thirds any majority voting requirements shall not be applicable if:

          1. A majority of the "Continuing Directors" of the Corporation (as hereinafter defined) have approved the Business Combination; or

          2. The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Shares of the Corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalization and for share splits, share dividends and like distributions), paid by the Related Person in acquiring any of its holdings of the Corporation's Common Shares.

For the purposes of this Article SIXTH:

          (a) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a subsidiary with or into a Related person,
(ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person, (vi) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on September 1, 1982 at Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined on September 1, 1982 at Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Common Shares of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

          (c) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

          (d) Without Limitation, any Common Shares of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

          (e) For the purposes of sub-paragraph (2) of this Article SIXTH, the term "other consideration to be received" shall include, without limitation, Common Shares of the Corporation retained by its existing public shareholders in the event of a Business Combination in which the Corporation is the surviving corporation.

          (f) The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related person involved in a Business Combination became a Related Person.

     SEVENTH: To the extent permitted by law, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued, by it at such times, for such considerations and upon such terms and conditions as the Board of Directors may determine.

     EIGHTH: The Corporation reserves the right at any time and from time to time substantially to change, alter, add to or diminish its purposes as specified in these Amended Articles of Incorporation in any manner new or hereafter permitted by law. Any such change in the purposes of the Corporation if accomplished in a manner now or hereafter permitted by law shall be binding and conclusive upon every shareholder of the Corporation as fully as if such shareholder had voted therefor at a meeting of the shareholders authorizing such change, and no shareholder notwithstanding he may have voted against such change or objected thereto in writing shall be entitled to payment of the full or fair cash value of his shares or of any other rights of a dissenting shareholder.

     NINTH: No officer, director or shareholder of the Corporation shall be disqualified by his office, membership on the Board of Directors or share ownership from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or in any other similar or dissimilar capacity nor shall any transaction, contract or act of the Corporation be void or voidable or in any way affected or invalidated by reason of the fact that any such officer, director or shareholder of the Corporation, any firm of which he may be a member or any other corporation of which he may be an officer, director or shareholder, is in any way interested in such transaction, contract or act, provided the interest of such officer, director or shareholder is disclosed to or known by the Board of Directors of this Corporation or such members thereof as shall be present at any meeting at which action is taken upon any such transaction, contract or act. Neither shall such officer, director or shareholder be accountable or otherwise responsible to the Corporation for or in connection with any such action, contract or act or for any gains or profits realized by him by reason of the fact that he, any firm of which he is a member, or any other corporation of which he is an officer, director or shareholder, is interested in any such transaction, contract or act. Any such officer, director or shareholder, if he is a director, may be counted in determining the existence of quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action upon any such transaction, contract or act and he may vote at any such meeting to authorize, ratify or approve any such, transaction, contract or act to the same extent as if he, any firm of which he is a member or any other Corporation of which he is a officer, director or shareholder were not interested in such transaction, contract or act.

     TENTH: These Amended Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation and all amendments thereto and may be amended, altered or repealed, in whole or in part, at any time and from time to time in the manner provided in these Amended Articles of Incorporation and by law, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                                                       Illegible

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                   LESCO, INC.

     James I. FitzGibbon, chairman, and Daniel G. Dunstan, Secretary, of LESCO, INC., an Ohio corporation, with its principal office located at Rocky River, Ohio, do hereby certify that a meeting of the holders of the shares of said corporation entitling them to vote on the proposal to amend the articles of incorporation thereof, as contained in the following resolution, was duly called on the 23rd day of March, 1987 at which meeting a quorum of said shareholders and each class thereof was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise requisite voting power of the corporation on such propsoal the following resolution was adopted to amend the articles:

     RESOLVED: The first sentence of the Article Fourth of the Articles of Incorporation of the Company shall be amended to state in its entirety as follows:

     "The number of shares which the Corporation is authorized to have outstanding is twenty Million (20,000,000), of which Five Hundred Thousand (500,000) Shares are Preferred Shares without par value and Nineteen Million Five Hundred Thousand (19,500,000) Shares are Common Shares without par value."

     IN WITNESS WHEREOF, said James I. FitzGibbon, Chairman, and Daniel G. Dunstan, Secretary, of LESCO, INC., acting for and on behalf of said corporation, have hereunto subscribed their names this 24th day of March, 1987.


                                        BY: /s/ JAMES I. FITZGIBBON
                                            ------------------------------------
                                            JAMES I. FITZGIBBON, CHAIRMAN


                                        BY: /s/ DANIEL G. DUNSTAN
                                            ------------------------------------
                                            DANIEL G. DUNSTAN, SECRETARY

                                                                       Illegible

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                   LESCO, INC.

     William A. Foley, President and Chief Executive Officer, and Daniel G. Dunstan, Secretary, of LESCO, INC., an Ohio corporation (the "Corporation"). with its principal office located at 20005 Lake Road, Rocky River, Ohio 44116, do hereby certify that the following resolution amending the Articles of Incorporation was adopted by the Board of Directors of the Corporation at a meeting of such Directors on May 18, 1994 and that pursuant to Article FOURTH of the Corporation's Articles of Incorporation and Section 1701.06(12) of the Ohio Revised Code, no shareholder approval was required;

     WHEREAS, Article "FOURTH" of the Corporation's Articles of Incorporation now authorizes the Board of Directors to determine the terms of the Preferred Shares authorized by Article "FOURTH" without further shareholder approval;

     RESOLVED: That Article "FOURTH" of the Corporation's Articles of Incorporation shall be amended by the addition thereto of the following
     Section 6:

          Section 6. Serial Preferred Shares. There is hereby established from among the Preferred Shares authorized above a series of Preferred Shares. The following provisions shall be applicable to the Serial Preferred
     Shares:

               A. Designation. The shares of such series are designated as "Series A Preferred Shares without par value" (the "Series A Preferred Shares").

               B. Authorized Number of Shares; Fractional Shares. The authorized number of Series A Preferred Shares is 100,000. Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and have the benefit of all other rights of holders of Series A Preferred Shares.

               C. Dividends and Distributions.

                    (1) Subject to any prior and superior rights of the holders of any series of Preferred Shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, holders of Series A Preferred Shares shall be entitled, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Shares, to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of Series A Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares, by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Share or fraction thereof. In the event the Company at any time after May 18, 1994 (the "Rights Declaration Date") (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares, the amount to which holders of Series A Preferred Shares entitled under clause (b) of the preceding sentence shall in each such case be adjusted by multiplying the amount to which they were entitled immediately prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

                    (2) The Company shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (1) of this section C immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares), except that, in the event no dividend or distribution has been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to paragraph 3 of this Section C, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless be fully accrued as of such subsequent Quarterly Dividend Payment Date.

                    (3) Dividends shall, begin to accrue and be cumulative on
               outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of the Series A Preferred Shares, unless the date of issue of the Series A Preferred Shares is prior to the record date for the First Quarterly Dividend Payment Date, in which case dividends on the Series A Preferred Shares shall begin to accrue from the date of issue of the Series A

          Preferred Shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a Quarterly Dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.

               (4) Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on the Series A Preferred Share shall be allocated pro rata on a share-by-share basis among all the Series A Preferred Shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

               D. Liquidation. Dissolution, or Winding Up.

               (1) Upon any liquidation, dissolution, or winding up of the Company, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions on the Series A Preferred Shares, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred Shares unless, prior, thereto, the holders of Common Shares have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted in accordance with paragraph (3) of this section D to reflect events such as stock splits, stock dividends and recapitalizations with respect to the Common Shares), such number, as adjusted, being hereinafter referred to as the "Adjustment Number". Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Preferred Shares and Common Shares, respectively, holders of Series A Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share, on a per share basis, of the remaining assets to be distributed in the ratio that the Adjustment Number bears to 1.0 with respect to such Series A Preferred Shares and Common Shares, respectively.

               (2) In the event, however, that there are not sufficient assets available to permit the payment in full of the Series A Liquidation Preference and the liquidation preference of all other series of Preferred Shares, if any, that rank on a parity with the Series A Preferred Shares, such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. Similarly, in the event there are not sufficient assets available to permit payment in full of the Common Adjustment, such remaining assets shall be distributed ratably to the holders of Common Shares.

               (3) In the event the Company at any time after the Rights Declaration Date (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares, then the Adjustment Number in effect immediately prior to such event shall in each such case be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

               E. Conversion on Merger, Consolidation, etc. In case the Company enters into any merger, consolidation, combination, or other transaction in which Common Shares are exchanged or changed into other shares or securities, cash, or other property, each Series A Preferred Share shall in any such case at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash or other property (payable in kind), as the case may be, into which or For which each Common Share is changed or exchanged. In the event the Company at any time after the Rights Declaration Date (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares, the amount set forth in the preceding sentence With respect to the-exchange or change of Series A Preferred Shares shall in each such case be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares, outstanding immediately prior to such event.

               F. Redemption. The outstanding Series A Preferred Shares shall not be redeemable.

               G. Condition to Issuance of Any Other Series. The Amended Articles of Incorporation of the Company shall not be further amended to provide for the issuance of any other series of Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred shares; voting separately as a class.

     IN WITNESS WHEREOF, William A. Foley, President and Chief Executive Officer, and Daniel G. Dunstan, Secretary, of LESCO, INC., acting for and on behalf of the Corporation, have subscribed their names this l5th day of May 1994.


                                       By: /s/ William A. Foley
                                           -------------------------------------
                                           William A. Foley, President and Chief
                                           Executive Officer


                                       By: /s/ Daniel G. Dunstan
                                           -------------------------------------
                                           Daniel G. Dunstan, Secretary

LESCO, INC.

Certificate of Amendment by Directors or Incorporators to Articles

Additional Provisions

     WHEREAS; Article "FOURTH" of the Corporation's Articles of Incorporation now authorizes the Board of Directors to determine the terms of the Preferred Shares authorized by Article "FOURTH" without shareholder approval;

     RESOLVED: That Article "FOURTH" of the Corporation's Articles of Incorporation shall be amended by the addition thereto of the following
     Section 7:

          Section 7. Serial Preferred Shares. There is hereby established from among the Preferred Shares authorized above a series of Preferred Shares. The following provisions shall be applicable to the Serial Preferred
     Shares:

               A. Designation. The shares of such series are designated as "Series B Preferred Shares without par value" (the "Series B Preferred Shares").

               B. Authorized Number of Shares. The authorized number of Series B Preferred Shares is 5,000.

               C. Dividends and Distributions. The annual dividend rate of the Series B Preferred Shares shall be 7% of the liquidation preference of $1,000 per share, payable solely in shares of Series B Preferred Shares. The foregoing notwithstanding, the Series B Preferred Shares shall be entitled to receive, when, as, and if declared by the Corporation's Board of Directors, dividends or distributions payable in cash whenever the Corporation's Board of Directors declares a dividend or distribution payable in cash on the Corporation's Common Shares. For purposes of the foregoing sentence, each Series B Preferred Share shall be treated the same as one Common Share. Such dividends shall be cumulative from the date of the initial issue of the Series B Preferred Shares.

               D. Liquidation, Dissolution or Winding Up. The amount payable per Series B Preferred Share in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation shall be $1,000, plus an amount equal to all dividends or distributions accrued and unpaid thereon to the date of payment.

               E. Redemption. The Series B Preferred Shares shall be redeemable at the election of the Board of Directors.

                                      ooOoo

                                   LESCO, INC.

                               BOARD OF DIRECTORS
                                 REGULAR MEETING
                                FEBRUARY 14, 2006

                                   RESOLUTIONS

                           PRINCIPAL PLACE OF BUSINESS

     WHEREAS, the Board of Directors believes it is in the best interest of the Company to change the Company's principal place of business to Cleveland, Ohio (Cuyahoga County) as indicated by the Company's recent relocation of its corporate headquarters from Strongsville, Ohio; and

     RESOLVED, that Article SECOND of the Company's Amended Articles of Incorporation shall be and hereby is amended in its entirety to read as follows:

     "SECOND: The place in the State of Ohio where the Corporation's principal office is to be located is the City of Cleveland, Ohio in Cuyahoga County."

     FURTHER RESOLVED, that the officers of the Corporation be and each of them hereby is authorized and directed to execute and deliver on behalf of the Corporation to the Ohio Secretary of State any notice or certificate required to ensure that the amendment is properly reflected in the records of the Ohio Secretary of State.